Exhibit 4.05

FOCUS GOLD CORPORATION
2011 SHARE INCENTIVE PLAN
STOCK AWARD AGREEMENT FOR COMMON STOCK

THIS STOCK AWARD AGREEMENT (this “Stock Award Agreement”) is dated as of __________, 201_ (the “Award Date”), by and between Focus Gold Corporation, a Nevada corporation (the “Corporation”), and the Participant named in Section 1.

Unless otherwise defined herein, capitalized terms shall have the defined meaning set forth in the Focus Gold Corporation 2011 Share Incentive Plan.

1.    NOTICE OF COMMON STOCK AWARD

In accordance with an employment or consulting agreement by and between the Corporation and the Participant dated ______________________, 201_ (the “Agreement”), you have been granted an Award of Common Stock, subject to the terms and conditions of the Agreement, the Plan and this Stock Award Agreement, as follows:

Name of Participant:
Total Number of shares of Common Stock Awarded:
Award Date:
Vesting Commencement Date:
Vesting Schedule:
The first [__%] of the Common Stock subject to this Stock Award Agreement shall vest [on the Vesting Commencement Date], and [__%] of the Common Stock subject to this Stock Award Agreement shall vest [each ____ thereafter], subject to the Participant continuing to be a Consultant or Employee on such dates.

2.    AGREEMENT

2.1    Grant of Award. Pursuant to the terms and conditions set forth in this Stock Award Agreement (including Section 1 above), the Agreement and the Plan, the Administrator hereby grants to the Participant named in Section 1, on the Award Date set forth in Section 1, the number of Common Stock set forth in Section 1.

2.2    Purchase of Common Stock. No payment of cash is required for the Common Stock awarded under this Stock Award Agreement.

2.3    Vesting/Delivery of Shares.

General. The Participant shall vest in the granted Common Stock in accordance with the vesting schedule set forth in Section 1 above; provided, however, that the Participant shall cease vesting in the granted Common Stock upon the Participant's Termination of Service. [Notwithstanding the foregoing, the Participant shall vest in all granted Common Stock if the Corporation is subject to a Change in Control before the Participant's Termination of Service, and the Participant is subject to a Termination of Service resulting from: (i) the Participant's involuntary discharge by the Corporation (or the Affiliate employing him or her) for reasons other than Cause (defined below), death or Disability; or (ii) the Participant's resignation for Good Reason (defined below) in anticipation of or within 24 months after the Change in Control.] Within 5 days following the date on which the Participant vests in the Common Stock, the Corporation shall deliver to the Participant such number of Common Shares in which the Participant becomes vested.

 [The term "Cause" shall mean (1) the Participant's theft, dishonesty, or falsification of any documents or records of the Corporation or any Affiliate; (2) the Participant's improper use or disclosure of confidential or proprietary information of the Corporation or any Affiliate that results or will result in material harm to the Corporation or any Affiliate; (3) any action by the Participant which has a detrimental effect on the reputation or business of the Corporation or any Affiliate; (4) the Participant's failure or inability to perform any reasonable assigned duties after written notice from the Corporation or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Participant of any employment or service agreement between the Participant and the Corporation or an Affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Participant's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant's ability to perform his or her duties with the Corporation or an Affiliate; or (7) violation of a material Corporation policy. The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Participant's title, stature, authority, or responsibilities with the Corporation (or the Affiliate employing him or her); (B) a material reduction in the Participant's base salary or annual bonus opportunity; or (C) receipt of notice that the Participant's principal workplace will be relocated by more than 50 miles.]

2.4    Forfeiture of Common Stock. The unvested Common Stock shall automatically be forfeited upon the Participant's Termination of Service.

2.5    No Interest in Corporation Assets. The Participant shall have no interest in any fund or specific asset of the Corporation by reason of the Common Stock.

2.6    No Rights as a Stockholder Before Delivery. The Participant shall not have any right, title, or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Common Stock.

2.7    Regulatory Compliance. The issuance of Common Stock pursuant to this Stock Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

2.8    Withholding Tax. The Corporation's obligation to deliver any Shares upon vesting of Common Stock shall be subject to the satisfaction of all applicable federal, state, local, and foreign income and employment tax withholding requirements. The Participant shall pay to the Corporation an amount equal to the withholding amount (or the Corporation may withhold such amount from the Participant's salary) in cash. At the Administrator's discretion, the Participant may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

            2.9    Plan. This Stock Award Agreement is subject to all provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Participant. The Participant shall accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Stock Award Agreement.

2.10    Successors. This Stock Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

2.11    Restrictions on Transfer. The rights under this Stock Award Agreement may not be sold, assigned, transferred, pledged, or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Stock Award  Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits. Any assignment in violation of this Section 2.11 shall be void.

2.12    Restrictions on Resale. The Participant agrees not to sell any Common Shares that have been issued pursuant to the vested Common Stock at a time when Applicable Laws, Corporation policies, or an agreement between the Corporation and its underwriters prohibit a sale. This restriction shall apply as long as the Participant is a Consultant or Employee and for such period after the Participant's Termination of Service as the Administrator may specify.

2.13    [Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Stock Award Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted in a manner consistent with that intention.]

2.14    Entire Agreement; Governing Law. This Stock Award Agreement, the Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Corporation and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant's interest except by means of a writing signed by the Corporation and the Participant. This Agreement shall be governed by and construed in accordance with applicable federal laws and the laws of the State of Nevada without regard to its conflict of laws principles. Any suit with respect to the Plan shall be brought in the federal or state courts in the districts which include the city and state in which the principal offices of the Corporation are located.

2.15    No Guarantee of Continued Service. The vesting of the Common Stock pursuant to the vesting schedule hereof is earned only by continuing as a Consultant or Employee at the will of the Corporation (and not through the act of being hired or being granted an Award). This Stock Award Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement as a Consultant or an Employee for the vesting period, for any period, or at all, and shall not interfere with Participant's right or the Corporation's right to terminate Participant's relationship as a Consultant or Employee at any time, with or without Cause.

By the Participant's signature and the signature of the Corporation's representative below, the Participant and the Corporation agree that this Award is granted under and governed by the terms and conditions of this Stock Award Agreement and the Plan. The Participant has reviewed this Stock Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Stock Award Agreement and fully understands all provisions of this Stock Award Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Stock Award Agreement and the Plan.

The Participant further agrees that the Corporation may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Corporation is required to deliver to its security holders (including annual reports and proxy statements). The Participant also agrees that the Corporation may deliver these documents by posting them on a web site maintained by the Corporation or by a third party under contract with the Corporation.

PARTICIPANT: ________________________________ Signature ________________________________ Printed Name ________________________________ Residence Address	FOCUS GOLD CORPORATION By:________________________________ Its:________________________________